Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kohl’s Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock	Rule 457(h)(2)	12,435,851	$24.015	$298,646,961.77	$147.60 per $1,000,000	$44,080.29

Total Offering Amount					$298,646,961.77		$44,080.29

Total Fee Offsets							$0

Net Fee Due							$44,080.29

(1)

In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of common stock, $.01 par value (the “Common Stock”) of Kohl’s Corporation (the “Registrant”) that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the 2024 Long-Term Compensation Plan (the “2024 Plan”).

(2)

The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average high and low price per share of the Common Stock on the New York Stock Exchange as of May 9, 2024.

(3)

The shares being registered by the Registrant on this Registration Statement on Form S-8 (the “Registration Statement”) under the 2024 Plan include 7,650,000 newly authorized shares of Common Stock, plus unused shares subject to outstanding awards granted under the 2017 Long-Term Compensation Plan which shall not exceed 4,785,851 shares, resulting in an aggregate pool of no more than 12,435,851.